Exhibit 99.1

AEGION REPORTS FULL YEAR NON-GAAP RESULTS OF $1.40 PER SHARE, A 50 PERCENT INCREASE OVER FULL YEAR 2011

The Company also announces 2013 earnings per share outlook of $1.60-$1.80

●

Energy and Mining increased 2012 operating income by 49.0 percent to $57.3 million with operating margins of 10.9 percent, excluding acquisition-related expenses and restructuring charges in 2011 (non-GAAP)

●	North American Water and Wastewater grew 2012 operating income 204.2 percent to $22.1 million with operating margins of 7.0 percent, excluding restructuring charges in 2011 (non-GAAP)

●	Commercial and Structural contributed $11.4 million in 2012 operating income with operating margins of 15.3 percent, excluding acquisition-related expenses in 2012 and 2011 (non-GAAP)

●	Record backlog of $536.1 million at December 31, 2012

●	Cash flow from operations in 2012 reached a record $110.7 million on significant earnings growth and improvements in working capital management

St. Louis, MO – February 25, 2012 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported fourth quarter 2012 net income of $15.2 million, or $0.39 per diluted share (non-GAAP), excluding $0.5 million in pre-tax acquisition-related expenses, compared to net income of $15.2 million, or $0.38 per diluted share (non-GAAP), in the fourth quarter of 2011, excluding $0.6 million in pre-tax acquisition-related expenses. For 2012, net income was $55.4 million, or $1.40 per diluted share (non-GAAP), excluding $3.1 million in pre-tax acquisition-related expenses. Inclusive of these acquisition-related expenses, reported net income was $52.7 million, or $1.33 per diluted share.

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “2012 was a transformative year for Aegion. We completed a full year of operations across all three operating platforms and, for the first time, our consolidated revenues surpassed $1 billion. We also drove record operating cash flow performance in the business in 2012. As we chart our course for 2013, the momentum we gained in 2012 in our Energy and Mining, Commercial and Structural and North American Water and Wastewater operations creates the foundation for significant earnings growth in 2013.”

“The breadth and importance of the technologies and services we offer is best reflected in a record backlog of $536.1 million at December 31, 2012, and a solid bid table across our three operating platforms. In 2013, we expect our Energy and Mining platform to increase operating margins to 11 percent to 12 percent from a combination of revenue growth and a focus on expanding margins in our Corrpro pipeline integrity business and Bayou operations and the start of CRTS’s offshore project for Wasit in Saudi Arabia. We anticipate our Commercial and Structural platform will continue to expand in 2013 through our continued investments in key end markets in North America, Asia and Latin America. We expect revenues to increase by approximately 30 percent, year-over-year, with operating margins in the mid-to-high teens. North America Water and Wastewater turned the corner in 2012, transforming to compete effectively in a challenging, but modestly improving, municipal wastewater market. For 2013, we plan to improve our project management execution to incrementally expand gross margins currently in the low 20 percent range, and deliver operating margins in the range of high-single digits. We have a much improved backlog in North America entering 2013, giving us confidence of modest revenue growth. Finally, we made the necessary operational changes in 2012 so our international cured-in-place operations in Europe and Asia-Pacific can achieve significantly improved profitability in 2013.”

“Our base businesses provide a strong foundation from which we expect to achieve 2013 diluted earnings per share in the range of $1.60-$1.80, return on invested capital in the range of 9 percent to 10 percent, and cash from operating activities of more than $100 million.”

Consolidated Highlights

For the fourth quarter of 2012, revenues increased $17.9 million, or 7.0 percent, compared to the prior year quarter, primarily due to 13.0 percent growth in our Energy and Mining segment, partially offset by 3.3 percent lower revenues in our global Water and Wastewater platforms. Additionally, the fourth quarter of 2012 included $4.4 million of revenues from our 2012 acquisitions of Fyfe Asia and Fyfe Latin America.

For the quarter, gross profit increased 2.7 percent, or $1.7 million, to $65.2 million compared to the prior year quarter, led by our Commercial and Structural segment, which increased gross profit by $3.9 million, or 58.3 percent. Our North American Water and Wastewater platform increased gross profit by 8.5 percent, or $1.3 million, because of improved project execution and from our enhanced project management focus. Consolidated gross margins were 23.7 percent for the quarter, a 100 basis point decrease compared to the fourth quarter of 2011. This decline in gross margins was a result of continued disappointing results from our Asia-Pacific Water and Wastewater segment, particularly Singapore, and lower gross profit and margins in our Energy and Mining platform from the mix of work associated with United Pipeline Systems’ Morocco project in 2012, lack of high margin coating projects completed last year and the shift of the originally anticipated CRTS/Wasit project into 2013.

Operating expenses increased $2.9 million, or 7.1 percent, for the fourth quarter of 2012 compared to the fourth quarter of 2011, due principally to the $2.9 million increase in operating expenses (including purchase price depreciation and amortization) associated with our Commercial and Structural platform. We are making investments to more fully develop several key end markets through the addition of engineering and business development personnel and by expanding into new regions within the U.S. and parts of Asia and Latin America. Expenses increased slightly in our Energy and Mining segment to support our pursuit of international growth opportunities. Offsetting the increases was a slight decrease in our North American and Asia-Pacific Water and Wastewater segments, primarily from the restructuring and cost reduction efforts taken in 2011 and our continued focus on achieving cost efficiencies throughout the Company.

Operating income in the fourth quarter of 2012 increased 8.6 percent to $24.2 million from $22.3 million in the fourth quarter of 2011, excluding acquisition-related expenses and restructuring charges in the prior year (non-GAAP). North American Water and Wastewater operating income grew 36.0 percent to $5.7 million. Energy and Mining and Commercial and Structural operating income increased $1.2 million to $15.7 million and $1.9 million to $4.2 million, respectively. These increases were partially offset by a $1.5 million decrease in operating income in our European Water and Wastewater segment because of weak market conditions and project delays in several contracting markets in Europe. Costs associated with completing older projects in Singapore, along with delays in project releases in Australia, resulted in a $2.3 million operating loss for our Asia-Pacific Water and Wastewater segment, excluding acquisition-related expenses (non-GAAP). Consolidated operating margins, excluding acquisition-related expenses, remained essentially the same in the fourth quarter of 2012 compared to the fourth quarter of 2011 as challenges in Europe and Asia-Pacific were offset by stronger performance in our United Pipeline Systems and Fyfe North America operations, improved margins in our North American Water and Wastewater segment and leverage on our operating cost structure from revenue growth.

Revenues increased $89.4 million, or 9.5 percent, to $1.03 billion in 2012 compared to 2011. Strong performance from our Energy and Mining segment and a significant contribution from our Commercial and Structural segment accounted for record revenues. Gross profit, year-over-year, increased 19.7 percent to $243.1 million with a 200 basis point gross margin expansion to 23.6 percent. Operating expenses increased by 12.6 percent as a result of our 2011 and 2012 acquisitions and our continued investment for future growth initiatives, primarily in our Energy and Mining and Commercial and Structural segments, partially offset by lower operating expenses in our Water and Wastewater platform. For the year ended December 31, 2012 compared to the prior year, operating income, excluding acquisition-related expenses and restructuring charges, increased 55 percent to $82.2 million and operating margins expanded by 230 basis points to 8.0 percent (non-GAAP).

Cash Flow For 2012

Net cash flow from operations for 2012 was a record $110.7 million, or 194.8 percent of net income, as compared to only $22.9 million in 2011. The increase in operating cash flow was primarily related to higher earnings and significantly improved working capital management. The largest contributor to the increase in cash from operations was the impact of strong collections of receivables, primarily in our North American Water and Wastewater segment and certain portions of our Energy and Mining business.

Net cash flow from investing activities in 2012 was an $83.4 million use of cash as a result of our acquisitions of Fyfe Asia (for a net purchase price of $38.8 million) and Fyfe Latin America (for a net purchase price of $3.0 million), along with $45.9 million in capital expenditures in 2012 compared to $21.6 million in 2011. The 2012 increase in capital expenditures was directly related to our funding for an insulation coating plant in partnership with Wasco Energy at our facility in New Iberia, Louisiana and expansion of our Canadian coating operation, which projects were substantially completed in the fourth quarter of 2012. We spent a total of $23.6 million on these two projects in 2012, which was partially funded by our joint venture partners.

Cash flows from financing activities used $0.2 million of cash during 2012, as a result of our repurchase of $12.3 million of our common stock in open market repurchases and in connection with our equity programs. During 2012, we also made payments of $25.0 million on our term loan in accordance with the terms of our credit facility. Partially offsetting these uses of cash, we borrowed $26.0 million on our line of credit for a portion of the funding for the Fyfe Asia acquisition in April 2012 and for certain working capital needs. Further offsetting the uses of cash was our receipt of $7.2 million in proceeds on notes payable, primarily in connection with funding for capital expenditures for the insulation coating plant in partnership with Wasco Energy and our Canadian coating plant in partnership with Perma Pipe.

Net cash flow for 2012 was an inflow of $27.5 million.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES

CONTRACT BACKLOG

(Unaudited in millions)

	December 31, 2012	September 30, 2012	December 31, 2011
Energy and Mining	$243.8	$250.7	$256.4
North American Water and Wastewater	185.0	167.3	130.0
European Water and Wastewater	23.9	25.7	20.7
Asia-Pacific Water and Wastewater	32.7	29.9	37.5
Commercial and Structural(1)	50.8	46.7	19.6
Total	$536.2	$520.3	$464.2

____________

(1)	December 31, 2012 and September 30, 2012 include backlog from our January 2012 and April 2012 acquisitions of Fyfe Latin America and Fyfe Asia, respectively.

Our Energy and Mining segment contract backlog at December 31, 2012 was $243.8 million, which represented a $12.6 million, or 4.9 percent, decrease compared to December 31, 2011. This slight decline at December 31, 2012 was a result of our completion of approximately $46 million of United Pipeline Systems’ project in Morocco, the largest project in such company’s history. Partially offsetting the decrease was backlog growth in United Pipeline Systems because of expansion in the Middle East and increased backlog levels in our Corrpro operations on a global basis. We continue to believe healthy commodity prices coupled with ever increasing demand for maintenance spending in the sector, more significant opportunities in offshore pipeline development, particularly in the Gulf of Mexico, and continued growth in our businesses situated in the key infrastructure spend areas of North America, the Middle East and South America, will provide us significant growth opportunities.

Contract backlog in our North American Water and Wastewater segment at December 31, 2012 represented a $55.0 million, or 42.3 percent, increase from backlog at December 31, 2011. The increase in backlog comes from domestic growth, specifically the Eastern region of the United States, which experienced improved market conditions from increased bidding activity in 2012. We anticipate modest revenue growth in the North American Water and Wastewater market in 2013 from more stabilized municipal spending for pipeline rehabilitation projects.

Contract backlog in our European Water and Wastewater segment was $23.9 million at December 31, 2012, a $3.2 million, or 15.5 percent, increase compared to December 31, 2011, because of increased bidding opportunities in 2012 the United Kingdom.

Contract backlog in our Asia-Pacific Water and Wastewater segment was $32.7 million at December 31, 2012, a decrease of $4.8 million, or 12.8 percent, compared to December 31, 2011, primarily due to the lack of large project awards in Sydney and successful project completions in Hong Kong in 2012. Partially offsetting these decreases were project awards totaling $9.3 million in Malaysia, which projects commenced in the fourth quarter of 2012. The December 2012 contract backlog is also inclusive of the recent project awards in Brisbane, Australia totaling $8.9 million. We expect increase in Asian backlog in the coming quarters from the continued growth of the Australian market from bids outside of Sydney and select opportunities in other parts of Asia.

Backlog at December 31, 2012 for our Commercial and Structural segment was $50.8 million compared to $19.6 million at December 31, 2011. The increase in backlog was primarily the result of our acquisitions of Fyfe Latin American and Fyfe Asia in 2012 and Fyfe Asia’s large project awards in Hong Kong in the second half of 2012. Project quoting activity continues to be strong globally and, as our investments in business development and focused engineering resources continue, we believe our prospects are significant in a number of key markets in the sector, most notably pipelines and building infrastructure.

Segment Reporting

Energy and Mining

	Quarters Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$139,452	$123,359	$16,093	13.0%
Gross profit	33,331	34,446	(1,115)	(3.2)
Gross profit margin	23.9%	27.9%	n/a	(400)	bp
Operating expenses	20,379	19,928	451	2.3
Reversal of earnout	(2,762)	—	(2,762)	n/m
Operating income	15,714	14,518	1,196	8.2
Operating margin	11.3%	11.8%	n/a	(50)	bp

	Years Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$525,107	$433,230	$91,877	21.2%
Gross profit	126,960	109,753	17,207	15.7
Gross profit margin	24.2%	25.3%	n/a	(110)	bp
Operating expenses	79,301	72,982	6,319	8.7
Reversal of earnout	(9,654)	(1,700)	(7,954)	(467.9)
Acquisition-related expenses	—	2,682	(2,682)	n/m
Restructuring charges	—	778	(778)	n/m
Operating income	57,313	35,011	22,302	63.7
Operating margin	10.9%	8.1%	n/a	280	bp

In the fourth quarter of 2012, our Energy and Mining operating income increased to $15.7 million compared to $14.5 million for the fourth quarter of 2011. Revenue increased throughout the platform while gross margins were down from the prior year quarter, because of lower margins associated with the United Pipeline Systems’ project in Morocco. We experienced exceptional performance in the fourth quarter of 2011, primarily driven by completion of several high margin projects in our Bayou coating and CRTS operations, which did not reoccur in the fourth quarter of 2012. Our cathodic protection business experienced both improved revenue and gross margin from continued migration into higher profit engineering and other high value services. While our industrial linings business performed very well in the quarter, gross margins were down slightly as a higher percentage of revenues came from lower margin international projects that include more general contracting tasks. During the fourth quarter of 2012, our Canadian coating operation’s second line became operational, which led to a record revenue month in December.

Operating expenses decreased as a percentage of revenue from 16.2 percent in 2011 to 14.6 percent in 2012 due to operating leverage achieved across the platform, particularly in our cathodic protection business. During the fourth quarter of 2012, we reversed $2.3 million and $0.5 million of the contractual earnouts related to CRTS and Hockway, respectively, based on our normal, quarterly review of contingent liabilities. The decrease in the CRTS earnout came from the completion of the planning process where we assessed each company’s current project timing and the short term prospects, particularly the timing of the Wasit project. The Hockway earnout was reduced as a result of our slower than anticipated penetration into the corrosion protection market in Iraq during 2012.

Our $243.8 million Energy and Mining backlog entering 2013 and robust bidding opportunities support the outlook for growing revenues and expanding gross and operating margins despite the expected completion of the remaining portion of United Pipeline Systems’ project in Morocco. The end markets we currently serve with our technologies and services remain robust. Continued capital expenditures for new pipelines and the need to protect existing pipelines in North America provide growth opportunities for Corrpro’s corrosion engineering services (primarily in North America and the Middle East), our TiteLiner® technology (worldwide) and Bayou’s coating services (primarily in the Canadian Oil Sands, offshore projects in the Gulf of Mexico and onshore projects in the North American natural gas shales). Fuller opportunities exist for expanding the use of our proprietary technologies, including our CRTS robotics technology for offshore pipelines, in new markets, specifically, the Middle East, North Africa, South America and Asia. In 2013, CRTS plans to complete the majority of the $28 million Wasit project in Saudi Arabia.

North American Water and Wastewater

	Quarters Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$85,691	$90,901	$(5,210)	(5.7)%
Gross profit	16,444	15,151	1,293	8.5
Gross profit margin	19.2%	16.7%	n/a	250	bp
Operating expenses	10,749	10,965	(216)	(2.0)
Operating income	5,695	4,186	1,509	36.0
Operating margin	6.6%	4.6%	n/a	200	bp

	Years Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$317,338	$357,507	$(40,169)	(11.2)%
Gross profit	65,294	55,443	9,851	17.8
Gross profit margin	20.6%	15.5%	n/a	510	bp
Operating expenses	43,237	48,191	(4,954)	(10.3)
Restructuring charges	—	503	(503)	n/m
Operating income	22,057	6,749	15,308	226.8
Operating margin	7.0%	1.9%	n/a	510	bp

In the fourth quarter of 2012, North American Water and Wastewater operating income increased by $1.5 million, or 36.0 percent, compared to the prior year quarter. Our North American Water and Wastewater segment continued its successful re-formation with improved gross and operating margins because of improved performance domestically. These margin improvements were achieved despite a 5.7 percent revenue decline. Our primary focus remains to expand gross and operating margins through maximizing crew utilization, maintaining strict bidding discipline and increasing higher margin third party tube sales. As a result of actions taken in 2011 and 2012, gross margins improved 250 basis points for the quarter and 510 basis points for the year.

We remain committed to delivering strong execution in the context of a challenging, but stabilized, water and wastewater market in the United States. With improved contract backlog entering 2013, we anticipate modest top line growth and continued operating margin expansion in this business.

European Water and Wastewater

	Quarters Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$20,191	$20,472	$(281)	(1.4)%
Gross profit	4,907	6,304	(1,397)	(22.2)
Gross profit margin	24.3%	30.8%	n/a	(650)	bp
Operating expenses	4,030	3,888	142	3.7
Operating income	877	2,416	(1,539)	(63.7)
Operating margin	4.3%	11.8%	n/a	(750)	bp

	Years Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$72,534	$87,017	$(14,483)	(16.6)%
Gross profit	17,065	22,837	(5,772)	(25.3)
Gross profit margin	23.5%	26.2%	n/a	(270)	bp
Operating expenses	14,948	16,140	(1,192)	(7.4)
Restructuring charges	—	697	(697)	n/m
Operating income	2,117	6,000	(3,883)	(64.7)
Operating margin	2.9%	6.9%	n/a	(400)	bp

In the fourth quarter of 2012, our European Water and Wastewater business operating income declined approximately $1.5 million, or 63.7 percent, compared to the fourth quarter of 2011. The decline in this segment was primarily related to continued depressed economic conditions throughout most of Europe.

We experienced weak market conditions throughout Europe during 2012 and we expect these market conditions to persist into 2013. However, we anticipate improved performance from our European operations in 2013 due to an expanded backlog position along with increased third party tube sales from our efforts to expand our product sales with new licensees and other customers throughout Europe.

Asia-Pacific Water and Wastewater

	Quarters Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$10,132	$8,614	$1,518	17.6%
Gross profit (loss)	(185)	802	(987)	(123.1)
Gross profit margin	(1.8)%	9.3%	n/a	(1110)	bp
Operating expenses	2,091	2,449	(358)	(14.6)
Acquisition-related expenses	442	—	442	n/m
Operating loss	(2,718)	(1,647)	(1,071)	(65.0)
Operating margin	(26.8)%	(19.1)%	n/a	(770)	bp

	Years Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$38,501	$43,717	$(5,216)	(11.9)%
Gross profit (loss)	(2,740)	6,772	(9,512)	(140.5)
Gross profit margin	(7.1)%	15.5%	n/a	(2260)	bp
Operating expenses	7,874	9,111	(1,237)	(13.6)
Acquisition-related expenses	887	—	887	n/m
Restructuring charges	—	173	(173)	n/m
Operating income (loss)	(11,501)	(2,512)	(8,989)	(357.8)
Operating margin	(29.9)%	(5.7)%	n/a	(2420)	bp

In the fourth quarter of 2012, our Asia-Pacific Water and Wastewater business reported an operating loss, excluding acquisition-related expenses, of $2.3 million (non-GAAP), primarily from higher costs associated with closing out three loss producing projects in Singapore. We are in the final inspection phase for two of the projects and nearing completion for the third. In the fourth quarter, we incurred significantly more costs associated with dig and replace work and costs to rehabilitate remaining lines with non-CIPP technologies associated with the final project. In Australia, the lack of project activity in Sydney coupled with increased costs to setup operations in new markets led to an operating loss for the quarter. However, we have recently secured $8.9 million in project awards in Brisbane and have positioned crew resources locally, which should favorably impact the operation’s results in 2013. Operating expenses declined during the quarter as a result of cost containment efforts throughout the region in response to decreased activity in 2012.

With the significant project issues in Singapore coming to a close, a more stable operating situation in Australia at the beginning of 2013 and profitable projects being performed in Malaysia, we anticipate this segment will see a significant rebound in 2013.

Commercial and Structural

	Quarters Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$19,217	$13,449	$5,768	42.9%
Gross profit	10,727	6,778	3,949	58.3
Gross profit margin	55.8%	50.4%	n/a	540	bp
Operating expenses	6,854	3,933	2,921	74.3
Reversal of earnout	(365)	—	(365)	n/m
Acquisition-related expenses	88	608	(520)	(85.5)
Operating income	4,150	2,237	1,913	85.5
Operating margin	21.6%	16.6%	n/a	500	bp

	Years Ended December 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$74,483	$17,114	$57,369	335.2%
Gross profit	36,530	8,319	28,211	339.1
Gross profit margin	49.0%	48.6%	n/a	40	bp
Operating expenses	25,522	5,340	20,182	377.9
Reversal of earnout	(365)	—	(365)	n/m
Acquisition-related expenses	2,237	3,690	(1,453)	(39.4)
Operating income (loss)	9,136	(711)	9,847	1,385.0
Operating margin	12.3%	(4.2)%	n/a	1650	bp

We established our Commercial and Structural reporting segment in connection with our August 2011 acquisition of Fyfe North America and expanded this segment with our January 2012 acquisition of Fyfe Latin America and April 2012 acquisition of Fyfe Asia.

In the fourth quarter of 2012, the Fyfe businesses performed in-line with our expectations, with strong gross margins of 55.8 percent and operating income of $4.2 million. Fyfe North America’s performance improved $1.5 million, or 52.0 percent, from the fourth quarter of 2011, due to strong activity in pipeline, transportation and buildings markets. Fyfe Latin America contributed $0.3 million in revenues and broke even at the operating income level, while Fyfe Asia contributed $4.1 million in revenues and $0.5 million in operating profit during the quarter, excluding acquisition-related expenses (non-GAAP), which was lower than expected because of a delay in the startup of certain projects. However, project bidding activity was strong during the quarter and we secured $21.4 million in additional projects in Hong Kong during the second half of 2012, which we anticipate will lead to more significant profit contributions in 2013.

Operating expenses for the quarter and year ended December 31, 2012 increased $2.9 million and $20.2 million, respectively, compared to the prior year periods, largely from the full inclusion of Fyfe’s North America, Asia and Latin America operations for the 2012 periods. In addition, operating expenses were higher because of our strategic initiatives to develop key end markets supporting the growth plan for the Commercial and Structural platform.

We believe the Fyfe businesses will significantly accelerate the pace of growth they experienced over the last few years as we integrate all three businesses with our global distribution network, increase our investment in business development, and invest in product innovation to exploit further growth opportunities across several key vertical end markets. We anticipate that the Commercial and Structural segment will provide strong contributions to earnings in 2013.

Aegion Corporation is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on February 28, 2012. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses, restructuring charges and debt redemption costs. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion™, the Aegion® logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies®, Corrpro®, CRTS™, Fibrwrap® and Fyfe™ are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:          Aegion Corporation

David A. Martin, Senior Vice President and Chief Financial Officer

(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues	$274,683	$256,795	$1,027,963	$938,585
Cost of revenues	209,459	193,314	$784,854	735,461
Gross profit	65,224	63,481	243,109	203,124
Operating expenses	44,103	41,163	170,882	151,764
Earnout reversal	(3,127)	—	(10,019)	(1,700)
Acquisition-related expenses	530	608	3,124	6,372
Restructuring charges	—	—	—	2,151
Operating income	23,718	21,710	79,122	44,537
Other income (expense):
Interest expense	(2,507)	(2,248)	(10,208)	(15,075)
Interest income	275	148	506	347
Other	(199)	942	(1,457)	1,955
Total other expense	(2,431)	(1,158)	(11,159)	(12,773)
Income before taxes on income	21,287	20,552	67,963	31,764
Tax expense on income	6,231	5,538	17,473	7,565
Income before equity in earnings of affiliated companies	15,056	15,014	50,490	24,199
Equity in earnings of affiliated companies	1,971	940	6,359	3,471
Net income	17,027	15,954	56,849	27,670
Non-controlling interests	(2,132)	(1,202)	(4,188)	(1,123)
Net income attributable to Aegion Corporation	$14,895	$14,752	$52,661	$26,547

Earnings per share attributable to Aegion Corporation:
Basic:	$0.38	$0.37	$1.34	$0.67
Diluted:	0.38	0.37	1.33	0.67

Weighted average shares outstanding - Basic	39,131,493	39,406,355	39,222,737	39,362,138
Weighted average shares outstanding - Diluted	39,467,061	39,649,466	39,536,391	39,698,455

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Quarter Ended December 31, 2012

(Non-GAAP)

(in thousands, except share and per share information)

	Consolidated Results	Acquisition-related Expenses	Results Excluding Acquisition-related Expenses

Revenues	$274,683	$—	$274,683
Cost of revenues	209,459	—	209,459
Gross profit	65,224	—	65,224
Operating expenses	44,633	(530)	44,103
Earnout reversal	(3,127)	—	(3,127)
Operating income	23,718	530	24,248
Other income (expense):
Interest expense	(2,507)	—	(2,507)
Interest income	275	—	275
Other	(199)	—	(199)
Total other expense	(2,431)	—	(2,431)
Income before taxes on income	21,287	530	21,817
Tax expense on income	6,231	187	6,418
Income before equity in earnings of affiliated companies	15,056	343	15,399
Equity in earnings of affiliated companies	1,971	—	1,971
Net income	17,027	343	17,370
Non-controlling interests	(2,132)	—	(2,132)
Net income attributable to Aegion Corporation	$14,895	$343	$15,238

Diluted earnings per share:
Net income	$0.38		$0.39

Weighted average shares outstanding - Diluted	39,467,061		39,467,061

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Quarter Ended December 31, 2011

(Non-GAAP)

(in thousands, except share and per share information)

	Consolidated Results	Acquisition-related Expenses	Results Excluding Acquisition-related Expenses

Revenues	$256,795	$—	$256,795
Cost of revenues	193,314	—	193,314
Gross profit	63,481	—	63,481
Operating expenses	41,771	(608)	41,163
Earnout reversal	—	—	-
Operating income	21,710	608	22,318
Other income (expense):
Interest expense	(2,248)	—	(2,248)
Interest income	148	—	148
Other	942	—	942
Total other expense	(1,158)	—	(1,158)
Income before taxes on income	20,552	608	21,160
Tax expense on income	5,538	148	5,686
Income before equity in earnings of affiliated companies	15,014	460	15,474
Equity in earnings of affiliated companies	940	—	940
Net income	15,954	460	16,414
Non-controlling interests	(1,202)	—	(1,202)
Net income attributable to Aegion Corporation	$14,752	$460	$15,212

Diluted earnings per share:
Net income	$0.37		$0.38

Weighted average shares outstanding - Diluted	39,649,466		39,649,466

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Year Ended December 31, 2012

(Non-GAAP)

(in thousands, except share and per share information)

	Consolidated Results	Acquisition-related Expenses	Results Excluding Acquisition-related Expenses

Revenues	$1,027,963	$—	$1,027,963
Cost of revenues	784,854	—	784,854
Gross profit	243,109	—	243,109
Operating expenses	174,006	(3,124)	170,882
Earnout reversal	(10,019)	—	(10,019)
Operating income	79,122	3,124	82,246
Other income (expense):
Interest expense	(10,208)	—	(10,208)
Interest income	506	—	506
Other	(1,457)	—	(1,457)
Total other expense	(11,159)	—	(11,159)
Income before taxes on income	67,963	3,124	71,087
Tax expense on income	17,473	434	17,907
Income before equity in earnings of affiliated companies	50,490	2,690	53,180
Equity in earnings of affiliated companies	6,359	—	6,359
Net income	56,849	2,690	59,539
Non-controlling interests	(4,188)	—	(4,188)
Net income attributable to Aegion Corporation	$52,661	$2,690	$55,351

Diluted earnings per share:
Net income	$1.33		$1.40

Weighted average shares outstanding - Diluted	39,536,391		39,536,391

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Year Ended December 31, 2011

(Non-GAAP)

(in thousands, except share and per share information)

	Consolidated Results	Restructuring Charges	Acquisition- related Expenses	Prior Debt Redemption Costs	Results Excluding One- time Items

Revenues	$938,585	$—	$—	$—	$938,585
Cost of revenues	735,461	—	—	—	735,461
Gross profit	203,124	—	—	—	203,124
Operating expenses	158,587	(2,151)	(6,372)	—	150,064
Operating income	44,537	2,151	6,372	—	53,060
Other income (expense):
Interest expense	(15,075)	—	—	6,811	(8,264)
Interest income	347	—	—	—	347
Other	1,955	—	—	—	1,955
Total other expense	(12,773)	—	—	6,811	(5,962)
Income before taxes on income	31,764	2,151	6,372	6,811	47,098
Tax expense on income	7,565	655	1,669	2,684	12,573
Income before equity in earnings of affiliated companies	24,199	1,496	4,703	4,127	34,525
Equity in earnings of affiliated companies	3,471	—	—	—	3,471
Net income	27,670	1,496	4,703	4,127	37,996
Non-controlling interests	(1,123)	—	—	—	(1,123)
Net income attributable to Aegion Corporation	$26,547	$1,496	$4,703	$4,127	$36,873

Diluted earnings per share:
Net income	$0.67				$0.93

Weighted average shares outstanding - Diluted	39,698,455				39,698,455

AEGION CORPORATION AND SUBSIDIARIES

SEGMENT DATA

(In thousands)

	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:
Energy and Mining	$139,452	$123,359	$525,107	$433,230
North American Water and Wastewater	85,691	90,901	317,338	357,507
European Water and Wastewater	20,191	20,472	72,534	87,017
Asia-Pacific Water and Wastewater	10,132	8,614	38,501	43,717
Commercial and Structural	19,217	13,449	74,483	17,114
Total Revenues	$274,683	$256,795	$1,027,963	$938,585

Gross Profit (Loss):
Energy and Mining	$33,331	$34,446	$126,960	$109,753
North American Water and Wastewater	16,444	15,151	65,294	55,443
European Water and Wastewater	4,907	6,304	17,065	22,837
Asia-Pacific Water and Wastewater	(185)	802	(2,740)	6,772
Commercial and Structural	10,727	6,778	36,530	8,319
Total Gross Profit:	$65,224	$63,481	$243,109	$203,124

Operating Income (Loss):
Energy and Mining	$15,714	$14,518	$57,313	$35,011
North American Water and Wastewater	5,695	4,186	22,057	6,749
European Water and Wastewater	877	2,416	2,117	6,000
Asia-Pacific Water and Wastewater	(2,718)	(1,647)	(11,501)	(2,512)
Commercial and Structural	4,150	2,237	9,136	(711)
Total Operating Income:	$23,718	$21,710	$79,122	$44,537

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$133,676	$106,129
Restricted cash	1,574	82
Receivables, net	237,234	228,313
Retainage	30,172	33,933
Costs and estimated earnings in excess of billings	70,515	67,683
Inventories	59,509	54,540
Prepaid expenses and other current assets	27,981	27,305
Total current assets	560,661	517,985
Property, plant & equipment, less accumulated depreciation	185,966	168,945
Other assets
Goodwill	273,661	249,888
Identified intangible assets, less accumulated amortization	162,278	157,021
Investments	19,181	19,314
Deferred income tax assets	7,989	5,418
Other assets	8,158	6,393
Total other assets	471,267	438,034

Total Assets	$1,217,894	$1,124,964

Liabilities and Equity
Current liabilities
Accounts payable	$77,949	$72,326
Accrued expenses	81,240	69,417
Billings in excess of costs and estimated earnings	31,552	24,435
Current maturities of long-term debt and line of credit	33,775	26,541
Total current liabilities	224,516	192,719
Long-term debt, less current maturities	221,848	222,868
Deferred income tax liabilities	39,790	38,167
Other non-current liabilities	15,620	22,221
Total liabilities	501,774	475,975
(See Commitments and Contingencies: Note 9)

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 38,952,561 and 39,352,375, respectively	390	394
Additional paid‑in capital	257,209	260,680
Retained earnings	426,457	373,796
Accumulated other comprehensive income	15,260	5,862
Total stockholders’ equity	699,316	640,732
Non-controlling interests	16,804	8,257
Total equity	716,120	648,989

Total Liabilities and Equity	$1,217,894	$1,124,964

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2012 and 2011

(in thousands)

	2012	2011

Cash flows from operating activities:
Net income	$56,849	$27,670

Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	38,117	36,039
(Gain) loss on sale of fixed assets	(785)	(373)
Equity-based compensation expense	6,767	6,491
Deferred income taxes	(2,933)	(2,320)
Equity in earnings of affiliated companies	(6,359)	(3,471)
Reversal of earnout	(10,019)	(1,700)
(Gain) loss on foreign currency transactions	1,049	(1,155)
Other	(2,272)	573
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash	(1,492)	663
Return on equity of affiliated companies	11,034	7,018
Receivables net, retainage and costs and estimated earnings in excess of billings	5,397	(38,310)
Inventories	(3,661)	(5,992)
Prepaid expenses and other assets	3,338	2,045
Accounts payable and accrued expenses	14,826	(2,248)
Other operating	865	(2,046)
Net cash provided by operating activities	110,721	22,884

Cash flows from investing activities:
Capital expenditures	(45,894)	(21,554)
Proceeds from sale of fixed assets	4,401	755
Patent expenditures	(552)	(1,130)
Purchase of Fyfe Latin America, net of cash acquired	(3,048)	—
Purchase of Fyfe Asia, net of cash acquired	(38,841)	—
Purchases of CRTS, Hockway and Fyfe North America, net of cash acquired	516	(144,134)
Net cash used in investing activities	(83,418)	(166,063)

Cash flows from financing activities:
Issuance of common stock upon stock option exercises, including tax benefit	1,178	3,610
Issuance of common stock in connection with acquisition of Fyfe North America	—	4,000
Repurchase of common stock	(12,308)	(5,000)
Investments from noncontrolling interests	4,939	546
Purchase of or distributions to noncontrolling interests	(5)	(1,661)
Proceeds on notes payable	7,160	354
Principal payments on notes payable	(2,768)	(1,499)
Proceeds from line of credit	26,000	—
Proceeds from long-term debt	983	250,000
Principal payments on long-term debt	(25,000)	(103,750)
Credit facility and other financing fees	—	(4,320)
Net cash provided by (used in) financing activities	179	142,280
Effect of exchange rate changes on cash	65	(7,801)
Net increase (decrease) in cash and cash equivalents for the period	27,547	(8,700)
Cash and cash equivalents, beginning of period	106,129	114,829
Cash and cash equivalents, end of period	$133,676	$106,129